Exhibit 99.1

News Corporation
NEWS RELEASE

For Immediate Release
Contact: Andrew Butcher 212-852-7070

News Corporation Confirms Offer to Buy Dow Jones and Company
______________________

NEW YORK, NY, May 1, 2007 - News Corporation today confirmed that it has made a friendly offer to Dow Jones & Company to acquire all of the outstanding shares of the company for $60 per share in cash, or in a combination of cash and News Corporation stock.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) has a market capitalization of approximately $70 billion and had total assets as of December 31, 2006 of approximately US$59 billion and total annual revenues of approximately US$27 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit http://www.newscorp.com